                                                                    Exhibit 99.1


For Immediate Release:  October 31, 2002
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
October 31, 2002
Mebane, North Carolina

             MADISON RIVER COMMUNICATIONS ANNOUNCES THIRD QUARTER
                AND NINE MONTH FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - October 31, 2002 - Madison River Communications, an established rural telephone company, today announced its financial and operating results for the third quarter and nine months ended September 30, 2002.

Highlights
----------
* Adjusted EBITDA in the third quarter of 2002 was $21.5 million, an increase of $6.2 million, or 40.5%, over the third quarter of 2001;
* Adjusted EBITDA was $63.1 million for the nine months ended September 30, 2002 compared to $44.0 million for the nine months ended September 30, 2001, an increase of $19.1 million or 43.4%;
* The Local Telecommunications Division's (LTD) had Adjusted EBITDA of $23.1 million and an Adjusted EBITDA margin of 53.8% in the third quarter of 2002; and
* The Integrated Communications Division (ICD) had an Adjusted EBITDA loss of $3.7 million for the nine months ended September 30, 2002, an improvement of $17.1 million, or 82.2%, over the same period in 2001.

2002 Third Quarter Results
--------------------------
Adjusted EBITDA, computed as operating income before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses (1), was $21.5 million in the third quarter ended September 30, 2002, an increase of $6.2 million, or 40.5%, when compared to Adjusted EBITDA of $15.3 million in the third quarter ended September 30, 2001. The increase of $6.2 million comes from improved results in both the LTD and the ICD. Adjusted EBITDA in the LTD increased $2.1 million, or 9.9%, to $23.1 million in the third quarter of 2002 compared to $21.0 million in the third quarter of 2001 primarily as a result of expense reductions. For the ICD, the Adjusted EBITDA loss in the third quarter of 2002 was $1.6 million compared to an Adjusted EBITDA loss of $5.7 million in the third quarter of 2001, an improvement of $4.1 million or 71.5%. The improvement is attributed to reductions in expenses.

Revenues for the third quarters ended September 30, 2002 and 2001 were $46.8 million in each quarter respectively. Revenues in the LTD were approximately $0.4 million, or 1.0%, higher in the third quarter of 2002 compared to the same period of 2001 primarily as a result of higher revenues from DSL services. ICD's revenues were approximately $0.4 million, or 8.4%, lower for the third quarter of 2002 when compared to the third quarter of 2001, reflecting a reduction in connections and focus on more profitable customers.

For the third quarter of 2002, the Company had a net loss of $14.4 million compared to a net loss of $13.6 million in the third quarter of 2001, a decrease of $0.8 million, or 6.0%. The LTD reported net income of $1.0 million in the third quarter of 2002, a decrease of $0.1 million, or 9.9%, from reported net income of $1.1 million in the third quarter of 2001. The slight decrease in the LTD's net income is the result of a combination of offsetting factors, among them, lower cost of sales, a new accounting standard and higher non-cash expenses. The adoption of a new accounting standard, effective January 1, 2002, eliminated the periodic amortization of goodwill and reduced amortization expense by approximately $4.1 million per quarter in 2002 when compared to 2001. The increase in non-cash expenses included higher long-term incentive plan expenses of $1.5 million in the third quarter of 2002 compared to the same period in 2001 and a $4.5 million loss from the write-down of an investment in US Unwired Inc. common stock taken in the third quarter of 2002 for which no comparable write-downs were taken in the third quarter of 2001. The ICD's net loss in the third quarter of 2002 of approximately $15.4 million was $0.7 million, or 4.7%, higher than a net loss of $14.7 million in the third quarter of 2001. In the third quarter of 2002, higher depreciation and amortization expenses of $2.1 million, which included the write-off of approximately $850,000 in goodwill, and a restructuring charge of $2.6 million increased the net loss. These increased expenses were offset by lower operating expenses in the third quarter of 2002 compared to the third quarter of 2001.

For the third quarter of 2002, the LTD reported revenues of $43.0 million, Adjusted EBITDA of $23.1 million and an Adjusted EBITDA margin of 53.8%. In the second quarter of 2002, the LTD had revenues of $41.1 million, Adjusted EBITDA of $21.5 million and an Adjusted EBITDA margin of 52.3%. Sequentially, third quarter revenues increased $1.9 million, or 4.7%, and Adjusted EBITDA increased $1.6 million, or 7.6%, from the second quarter of 2002. Excluding the impact on the second quarter of 2002 from the bad debt charges taken against MCI WorldCom receivables of $1.1 million and Global Crossing receivables of $0.4 million, revenues and Adjusted EBITDA in the third quarter of 2002 would have been up $0.4 million and $0.1 million, respectively, on a sequential basis.

As of September 30, 2002, the LTD had approximately 208,100 voice access and DSL connections in service, or an increase of approximately 4,700 connections, or 2.3%, over September 30, 2001. The increase over the prior year was driven by an increase in DSL connections. DSL connections at September 30, 2002 were approximately 15,100, an increase of 5,880 connections over approximately 9,220 DSL connections in service at September 30, 2001. Voice access lines decreased approximately 1,190 lines from the prior year. Of the 208,100 total connections, approximately 133,000 are residential, 60,000 are business lines and 15,100 are DSL lines. In addition, the LTD had approximately 90,500 long distance accounts and 27,960 dial-up Internet subscribers at September 30, 2002. Penetration rates for vertical services such as voice mail, caller ID and call forwarding continued to increase in the third quarter of 2002.

The LTD's revenue run-rate for high-speed special access services in the third quarter of 2002 increased 3.9% over the same period in 2001. In addition, the penetration rate in installed DSL connections in LTD's service areas reached 7.8% of total voice access lines in the third quarter of 2002 and 12.4% of households.

The ICD's Adjusted EBITDA loss in the third quarter of 2002 was $1.6 million, an improvement of $4.1 million, or 71.5%, from an Adjusted EBITDA loss of $5.7 million in the third quarter of 2001. Sequentially, the ICD's Adjusted EBITDA loss was $0.5 million higher than the second quarter of 2002, primarily as the result of approximately $860,000 in network expenses from other carriers for adjustments related to past billings. Revenues in the ICD were $3.8 million in the third quarter of 2002 compared to $4.2 million in the third quarter of 2001, a decrease of $0.4 million, or 8.4%. When compared to the second quarter of 2002, revenues in the ICD were $0.1 million higher. The ICD has been developed as a separately managed CLEC using an edge-out strategy whereby markets were established in territories in close proximity to our rural ILECs, primarily North Carolina, Illinois and New Orleans. This strategy provided an efficient source of experienced resources for the ICD to utilize in the development of its operations. During the third quarter of 2002, the Company completed the process of realigning the ICD as a true "edge-out" from our rural ILECs by combining the management and operation of each of the ICD's operating regions under the respective rural ILECS. By realigning the ICD's operations within the rural ILECs, the Company has been able to eliminate certain redundant functions and structure a more efficient network in response to the lower growth expectations. As part of the realignment, the Company took a restructuring charge of $2.7 million in the third quarter of 2002, of which $2.6 million was recognized by the ICD and $0.1 million by the LTD.

As of September 30, 2002, the ICD had approximately 16,090 voice access lines and 700 DSL connections in service. At the end of the second quarter of 2002, the ICD had approximately 15,900 voice access lines and 680 DSL connections in service. Therefore, on a sequential basis, voice access lines have increased by approximately 190 lines and DSL connections have increased by 20 connections.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "In a difficult economy, we continued to maintain our level of liquidity, increased our revenues, remained on target for our lower cap ex spending and increased our adjusted EBITDA and margins. We can improve on these numbers by continuing to focus on service and efficiencies."


2002 Nine Month Results
-----------------------
Revenues in the nine months ended September 30, 2002 were $137.6 million, an increase of $0.1 million, or 0.1%, from revenues of $137.5 million in the nine months ended September 30, 2001. In the first nine months of 2002, the LTD had revenues of $126.0 million, or 91.6% of total revenues, and the ICD had revenues of $11.6 million, or 8.4% of total revenues. This compares to revenues in the first nine months of 2001 of $128.6 million, or 93.5% of total revenues, in the LTD and $8.9 million, or 6.5% of total revenues, in the ICD. The LTD's revenues in the first nine months of 2002 were unfavorably impacted by the charges taken of $1.1 million for MCI WorldCom and $0.4 million for Global Crossing as well as anticipated lower network access revenues. In addition, the two exchanges in Illinois sold in May 2001 contributed approximately $1.2 million in revenues in the first nine months of 2001 prior to the date of disposal for which no comparable revenues were reported in 2002. Offsetting these factors was an increase of approximately $3.3 million in revenues from DSL services. The ICD reported a revenue gain of $2.7 million, or 30.1%, over the same period of the prior year, primarily as a result of a higher average number of connections in service in 2002 than in 2001.

For the nine months ended September 30, 2002, Adjusted EBITDA improved by $19.1 million, or 43.4%, to $63.1 million compared to Adjusted EBITDA of $44.0 million in the first nine months of 2001. By division for 2002, this broke out as $66.8 million in Adjusted EBITDA for the LTD and an Adjusted EBITDA loss of $3.7 million for the ICD. The $19.1 million increase in Adjusted EBITDA for the first nine months of 2002 when compared to the first nine months of 2001 is primarily the result of an improvement in the ICD's Adjusted EBITDA loss of $17.1 million, or 82.2% and a $2.0 million increase, or 3.1%, in Adjusted EBITDA in the LTD.

As of September 30, 2002, the Company had $12.3 million in cash on hand. In addition, the Company has $20.0 million in available lines of credit with the RTFC. Capital expenditures for the nine months ended September 30, 2002 were approximately $10.9 million.

The Company will be conducting a conference call to discuss its 2002 third quarter and nine month financial and operating results on Friday, November 1, 2002 at 11:00 AM EST. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

(1) Non-GAAP Information

The Company believes that Adjusted EBITDA is an additional meaningful measure of operating performance. Adjusted EBITDA represents operating income (loss) before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.

Selected Financial Results and Operating Data
---------------------------------------------
Selected historical financial and operating results for the third quarter and nine months ended September 30, 2002 and 2001 were (dollars in millions):

Selected Financial Results:
---------------------------

                                            Third Quarter Ended                 Nine Months Ended
                                        September 30,   September 30,       September 30,   September 30,
                                            2002           2001 (a)             2002           2001 (a)
                                        -------------   -------------       -------------   -------------
Net revenues                              $  46.8           46.8             $  137.6          137.5
  LTD                                        43.0           42.6                126.0          128.6
  ICD                                         3.8            4.2                 11.6            8.9

Operating expenses                           43.0           45.3                118.5          136.4
  LTD                                        30.4           33.1                 89.4          100.5
  ICD                                        12.6           12.2                 29.1           35.9

Adjusted EBITDA                              21.5           15.3                 63.1           44.0
  LTD                                        23.1           21.0                 66.8           64.8
  ICD                                        (1.6)          (5.7)                (3.7)         (20.8)

Adjusted EBITDA margin                       45.9%          32.7%                45.9%          32.0%

Net income (loss)                        $  (14.4)         (13.6)             $ (32.1)         (54.9)
  LTD                                         1.0            1.1                  5.8           (8.1)
  ICD                                       (15.4)         (14.7)               (37.9)         (46.8)


Cash and cash equivalents                 $  12.3           13.8                  (b)            (b)
Net telephone plant
  and equipment                             370.6          402.4                  (b)            (b)
Total assets                                849.8          910.8                  (b)            (b)
Long-term debt                              666.8          674.9                  (b)            (b)
Member's interest                           252.7          213.6                  (b)            (b)
Accumulated deficit                        (186.3)        (134.2)                 (b)            (b)
Accumulated other
  comprehensive income (loss)                 0.0           (0.1)                 (b)            (b)

Selected Operating Data:
Total connections in service:             224,890        221,896                  (b)            (b)
  LTD:
    Voice                                 193,003        194,190                  (b)            (b)
    DSL                                    15,097          9,215                  (b)            (b)
  ICD:
    Voice                                  16,091         17,740                  (b)            (b)
    DSL                                       699            751                  (b)            (b)

Fiber transport (in actual $ (c))      $  270,000     $  230,000                  (b)            (b)
Network operations centers                   1              1                     (b)            (b)
Employees                                   721            879                    (b)            (b)

(a) 2001 divisional results are presented on a basis consistent with the 2002 presentation.
(b) Nine month results are the same as those presented for third quarter results.
(c)  Dollar amounts represent monthly recurring revenues.

Forward-Looking Statements
--------------------------
The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

*  competition in the telecommunications industry;
* the passage of legislation or court decisions adversely affecting the telecommunications industry;
*  our ability to repay our outstanding indebtedness;
* our ability to raise additional capital on acceptable terms and on a timely basis; and
*  the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                 (Unaudited)

                                             Third Quarter Ended                     Nine Months Ended
                                             September 30, 2002                      September 30, 2002
                                    ------------------------------------   ---------------------------------
                                        LTD        ICD      Consolidated       LTD        ICD      Consolidated
                                    ---------   --------    ------------   ---------   --------    ------------
Operating revenues:
  Local service                     $  32,226      2,186       34,412      $  96,479      6,731      103,210
  Long distance service                 3,907        280        4,187         11,356        956       12,312
  Internet and enhanced data            3,483        488        3,971          9,874      1,424       11,298
  Transport service                      -           899          899           -         2,623        2,623
  Miscellaneous telecommunications
  service and equipment                 3,375          1        3,376          8,309       (152)       8,157
Total operating revenues               42,991      3,854       46,845        126,018     11,582      137,600

Operating expenses:
  Cost of services                     10,762      3,765       14,527         32,954     10,593       43,547
  Depreciation and amortization         8,913      4,540       13,453         26,325     11,576       37,901
  Selling, general and administrative  10,756      4,272       15,028         30,088      6,964       37,052
Total operating expenses               30,431     12,577       43,008         89,367     29,133      118,500

Net operating income (loss)            12,560     (8,723)       3,837         36,651    (17,551)      19,100

Interest expense                       (9,300)    (6,686)     (15,986)       (28,083)   (20,066)     (48,149)
Other income (expense), net            (3,395)        13       (3,382)        (2,551)      (296)      (2,847)

Income (loss) before income taxes
  and minority interest                  (135)   (15,396)     (15,531)         6,017    (37,913)     (31,896)

Income tax (benefit) expense           (1,177)      -          (1,177)           (95)      -             (95)

Income (loss) before minority interest  1,042    (15,396)     (14,354)         6,112    (37,913)     (31,801)

Minority interest expense                -          -            -               275       -             275


Net income (loss)                   $   1,042    (15,396)     (14,354)     $   5,837    (37,913)     (32,076)


Adjusted EBITDA reconciliation:
-------------------------------
Net operating income (loss)            12,560     (8,723)       3,837         36,651    (17,551)      19,100
Depreciation and amortization           8,913      4,540       13,453         26,325     11,576       37,901

EBITDA                                 21,473     (4,183)      17,290         62,976     (5,975)      57,001

Adjustments:
  Restructuring charge                    132      2,551        2,683            132      2,551        2,683
  Non-cash long-term incentive
    plan expenses                       1,519         (6)       1,513          3,724       (279)       3,445

Adjusted EBITDA                     $  23,124     (1,638)      21,486      $  66,832     (3,703)      63,129

NOTE: These financial statements recognize Madison River Capital, LLC's financial results on an historical basis.